Exhibit 1.2

This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

June 26, 2024

To Our Shareholders:
Inageya Co., Ltd.
Yoshikazu Motosugi
Representative Director and President
Securities code: 8182
To Contact: Kazushige Hamura
Senior Managing Director
(TEL 042-537-5111)

Notice Regarding Date and Time of Adjourned Meeting for 76th Annual General Meeting of Shareholders

As explained in “Notice Regarding Holding Adjourned Meeting for 76th Annual General Meeting of Shareholders” published on June 24, 2024, that “The Business Report and Consolidated Financial Statements for the Company’s 76th Fiscal Year (April 1, 2023 - March 31, 2024) and results of audits by the Accounting Auditor and the Audit & Supervisory Board of the Consolidated Financial Statements” and “Non-consolidated Financial Statements for the Company’s 76th Fiscal Year (April 1, 2023 - March 31, 2024),” which were matters reported in our agenda for the 76th Annual General Meeting of Shareholders to be held on June 26, 2024 (“AGM”), will be discussed at an adjourned meeting of the AGM (“Adjourned Meeting”), we hereby inform you that the approval to hold the Adjourned Meeting as detailed below has been obtained at the AGM today, June 26, 2024.

1.	Date and Time: July 26, 2024 (Fri.) at 9:30 a.m.

2.	Place: Inageya Headquarters, 3rd floor meeting room (6-1-1 Sakae-cho, Tachikawa City, Tokyo)

3.	Agenda / Matters Reported

1.	The Business Report and Consolidated Financial Statements for the Company’s 76th Fiscal Year (April 1, 2023 - March 31, 2024) and results of audits by the Accounting Auditor and the Audit & Supervisory Board of the Consolidated Financial Statements

2.	Non-consolidated Financial Statements for the Company’s 76th Fiscal Year (April 1, 2023 - March 31, 2024).

4.	Note

Our business report, consolidated financial statements, financials statements and audit reports relating to the matters reported above can be found at our website: https://www.inageya.co.jp/ir/holder/.

※ The QR code is a registered trademark of Denso Wave Inc.

As the Adjourned Meeting constitutes a part of the AGM, we invite all shareholders with voting rights for the AGM to attend the Adjourned Meeting.

END